Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces First Quarter 2017 Results

•	Relisted on the New York Stock Exchange under the ticker “CJ” following emergence from Chapter 11

•	Completed underwritten public offering, raising approximately $216.2 million of net proceeds providing financial flexibility to strategically accelerate growth objectives

•	Amended credit facility, substantially increasing estimated total liquidity to $450.0 million

•	Completion Services segment revenue increased 43% sequentially, generating incremental margin of approximately 34%, primarily driven by a 47% sequential increase in hydraulic fracturing revenue

•	Generated consolidated Adjusted EBITDA(1) of $4.6 million

HOUSTON, TEXAS, May 9, 2017 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced its financial and operating results for the first quarter ended March 31, 2017.

On January 6, 2017, we successfully emerged from the Chapter 11 proceeding commenced on July 20, 2016. Upon emergence, we adopted fresh start accounting, which resulted in the Company becoming a new reporting entity for financial reporting purposes. Although the effective date of emergence was January 6, 2017, the Company implemented fresh start accounting for the consummation of the emergence as if it had occurred on January 1, 2017. As such, the application of fresh start accounting is reflected in our balance sheet as of March 31, 2017, and all fresh start accounting adjustments are included in our consolidated statement of operations for the one day beginning January 1, 2017. Results from operations for the three months ended March 31, 2017 exclude the fresh start adjustments so that such results are comparable with information provided for periods prior to January 1, 2017.

First Quarter 2017 Financial Highlights

First quarter revenue increased 29% to $314.2 million from $243.8 million in the fourth quarter of 2016, primarily driven by improvements in our Completion Services segment. We experienced an increase in completion activity over the course of the quarter by the majority of our customers, which resulted in a tightening market for completion services equipment that ultimately led to higher overall utilization of deployed equipment and pricing for our services. First quarter revenue increased 17% from revenue of $269.6 million generated in the first quarter of 2016.

For the first quarter of 2017, we reported a net loss of $(32.3) million, or $(0.58) per diluted share, which included a $14.2 million after-tax ($0.26 per diluted share) one-time expense associated with the immediate vesting of certain share-based compensation awards. This compared to a net loss of $(118.4) million, or $(1.00) per diluted share, for the fourth quarter of 2016, and a net loss of $(428.4) million, or $(3.65) per diluted share, for the first quarter of 2016. Net loss in the fourth quarter of 2016 included $27.4 million after-tax ($0.23 per diluted share) of inventory write-down and asset impairment expenses and $20.7 million after-tax ($0.17 per diluted share) of reorganization and debt restructuring costs. Net loss in the first quarter of 2016 included $338.0 million after-tax ($2.88 per diluted share) of asset impairment and inventory write-down expenses and $6.4 million after-tax ($0.05 per diluted share) of non-recurring share-based compensation expense associated with accelerated vesting of certain share-based compensation awards.

During the first quarter of 2017, Adjusted EBITDA(1) totaled $4.6 million compared to Adjusted EBITDA(1) of $(11.6) million in the fourth quarter of 2016 and Adjusted EBITDA(1) of $(31.8) million in the first quarter of 2016.

C&J’s President and Chief Executive Officer, Don Gawick, commented, “Today’s earnings announcement, following the recent completion of our reorganized Company’s initial public offering and listing on the NYSE, represents a significant milestone along a lengthy and challenging journey. Notably, we recently negotiated a significantly improved amendment to our credit facility. We also completed the successful implementation of our new SAP enterprise resource planning system shortly after emerging from the Chapter 11 proceeding in early January. This was a transformative event for us, as it resulted in seven different ERP systems across the entire organization migrating to one, technologically advanced system, which we believe will help us drive better business decisions and further streamline our cost structure over the long term. Looking back at all we have been through over the last year, and where we are today, I am immensely proud of the many accomplishments that we have achieved as a team and especially the advancements we have made since emerging from Chapter 11 at the beginning of this year. I would like to thank everyone that played a role in helping C&J get to where we are today, especially our talented and dedicated employees. We simply would not have achieved this position of operational and financial strength without each and every one of our employees staying focused on providing “Excellence Delivered” to all of our customers and stakeholders on a daily basis.

“During the first quarter, we experienced significant improvement in the majority of our core service lines as customers increased activity, which resulted in increased utilization and pricing levels, most notably in our Completion Services segment. With the recent and steep ramp-up in activity, we currently anticipate many of our customers may further accelerate capital expenditures over the near term. Additionally, many of our customers continue to inquire about the possibility of dedicated completion services equipment, especially in our hydraulic fracturing service line. As a result, we currently plan to accelerate the deployment of additional frac fleets by year end, subject to market conditions and customer demand continuing to improve. In our Well Support Services segment, we experienced increasing demand for large diameter coiled tubing units, as well as pockets of improvement in certain basins for workover rigs and fluids management services during the first quarter. Despite these early signs of a sustained recovery, we believe that well services activity will likely not accelerate meaningfully until workover economics become more cost effective for our customers.

“We believe we are strongly positioned to outperform in this long-awaited commodity price upcycle. The net proceeds from the equity offering, together with the increased borrowing capacity under our expanded credit facility, provide enhanced liquidity and the financial flexibility to implement our growth objectives as the commodity price recovery continues to unfold. Recently, we placed an order for twenty new-build frac pumps and began preparing warm-stacked equipment for redeployment in order to put an additional horizontal frac fleet back to work in each of the second and third quarters. However, we are acutely focused on enhancing margins and generating positive earnings across all of our service lines, rather than just growing top-line revenue for growth’s sake, and we will only refurbish previously stacked equipment or order new equipment if the economics can be clearly justified. We remain focused on providing best-in-class service to our customers, maximizing equipment utilization, expanding market share, operating efficiently and growing our operating capacity in line with demand.”

Business Segment Results

Completion Services

In our Completion Services segment, which includes our hydraulic fracturing, wireline and pumpdown, cementing and research and technology (R&T) service lines, our first quarter 2017 revenue increased 43% to $200.2 million from $140.1 million in the fourth quarter of 2016. First quarter 2017 revenue increased 32% from revenue of $151.7 million generated in the first quarter of 2016. For the first quarter of 2017, we reported net income of $10.6 million and Adjusted EBITDA(1) of $21.6 million in our Completion Services segment. This compared to a net loss of $(39.4) million and Adjusted EBITDA(1) of $1.3 million for the fourth quarter of 2016, and a net loss of $(117.5) million and Adjusted EBITDA(1) of $(17.6) million for the first quarter of 2016.

The growing North American drilling rig count, relatively stable commodity prices, and increasing shortages of available completion services equipment, all resulted in higher overall utilization and pricing levels across our service lines that greatly improved our first quarter results in our Completion Services segment. In our hydraulic fracturing service line, we redeployed our first warm-stacked horizontal frac fleet to a dedicated customer in the Eagle Ford Shale on March 1st, resulting in approximately 470,000 hydraulic horsepower deployed consisting of eleven horizontal frac fleets. In addition to utilization and pricing improvement, our continued efforts to aggressively control costs and streamline our business by aligning with best-in-class providers of parts, major components and consumables helped us achieve margin improvement. In our wireline and pumpdown service lines, substantial increases in completion activity caused capacity to quickly tighten in our core operating basins, which resulted in increased utilization and higher overall pricing levels across our asset base. In our cementing service line, we deployed additional units into West Texas as key customers accelerated both Midland and Delaware Basin drilling activity.

Well Support Services

In our Well Support Services segment, which includes rig services, fluids management, coiled tubing, artificial lift and other well support services, first quarter 2017 revenue increased 12% to $114.0 million from $101.9 million in the fourth quarter of 2016. First quarter 2017 revenue decreased 2% from revenue of $116.1 million generated in the first quarter of 2016. For the first quarter of 2017, we reported a net loss of $(7.3) million and Adjusted EBITDA(1) of $4.9 million in our Well Support Services segment. This compared to a net loss of $(16.9) million and Adjusted EBITDA(1) of $3.8 million for the fourth quarter of 2016, and a net loss of $(336.9) million and Adjusted EBITDA(1) of $5.8 million for first quarter of 2016.

First quarter results from our Well Support Services segment improved sequentially primarily due to increased activity levels in our coiled tubing and rig services product lines. In our coiled tubing service line, we continued to focus on growing revenue and enhancing profitability, which resulted in the decision to discontinue operations in East Texas and to redeploy those units to areas with increasing activity levels and growing customer demand such as West Texas and the Mid-Continent. We are continuing to evaluate opportunities to refurbish existing equipment and upgrade units with larger diameter coil strings in order to satisfy growing customer demand. In our rig services product line, despite early weather related downtime, we experienced increased activity levels coupled with slightly higher pricing in many of our core operating basins, including California, the Rocky Mountains and Western Canada. We will continue with our strategy of deploying workover rigs with customers that plan to increase workover or well maintenance activities in core operating basins, which enables us to generate positive margins despite the continued competitive marketplace. In our fluids management service line, utilization and pricing remained under pressure due to the extremely competitive marketplace and continued infrastructure build-out.

Other Financial Information

Our selling, general and administrative expense for the first quarter of 2017 was $62.1 million, compared to $47.1 million for the fourth quarter of 2016 and $62.0 million for the first quarter of 2016. The sequential increase in SG&A expense was primarily due to a one-time accelerated share-based compensation expense associated with the immediate vesting of certain equity awards, higher payroll taxes and the reinstatement of a previously reduced compensation program, all of which were slightly offset by reduced restructuring charges pertaining to our Chapter 11 proceeding.

We incurred $1.2 million in research and development expense (“R&D”) for the first quarter of 2017, compared to $1.8 million for the fourth quarter of 2016 and $2.4 million for the first quarter of 2016. The sequential reduction of R&D expense was primarily driven by the divestiture of a smaller, non-core product line that reduced overall spending levels. Currently, we are limiting our R&D investments to those key technologies that provide our businesses with a competitive advantage by enhancing our operational capabilities and reducing our overall cost structure.

Depreciation and amortization expense (“D&A”) in the first quarter of 2017 was $31.6 million, compared to $52.9 million for the fourth quarter of 2016 and $59.0 million in the first quarter of 2016. The lower D&A expense reflects the lower value of the asset base as a result of the fresh start accounting adjustments to the Company’s property, plant and equipment.

Liquidity

On April 12, 2017, we consummated an underwritten public offering of 8,050,000 shares of common stock at an offering price of $32.50 per share, of which 7,050,000 shares were offered by the Company and the remaining shares offered by a selling stockholder. We received approximately $216.2 million in net proceeds after deducting underwriting discounts and expenses payable by the Company. Our current cash balance is approximately $300.0 million including the net proceeds from the offering.

On May 4, 2017, we amended and restated our credit facility to, among other things, expand the size of the facility to $200.0 million, extend the maturity date to May of 2022 and to bring other terms, including the financial terms and covenants, more in-line with current market conditions. Our current borrowing capacity, net of letters of credit, is approximately $152.0 million, resulting in a current total liquidity position of approximately $450.0 million.

Capital expenditures totaled $11.6 million during the first quarter of 2017, compared to $13.3 million in the fourth quarter of 2016, and $18.7 million in the first quarter of 2016. The majority of our capital expenditures in the quarter pertained to our deployed equipment and the refurbishment of existing stacked equipment in preparation for redeployment.

Conference Call Information

We will host a conference call on Tuesday, May 9, 2017 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our first quarter 2017 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services Call.” Please dial-in ten to fifteen minutes before the scheduled call time to avoid any delays entering the earnings call. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for 12 months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10105953.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumpdown, cementing, directional drilling, coiled tubing, rig services, fluids management and other support services. We are headquartered in Houston, Texas and operate in all active onshore basins of the continental United States and Western Canada. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

Daniel E. Jenkins

Vice President – Investor Relations

investors@cjenergy.com

1-713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “once” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the failure to pay amounts when due, or at all, by one or more significant customers; changes in customer requirements in markets or industries we serve; costs, delays, regulatory compliance requirements and other difficulties in executing our long-term growth strategy, including those related to; the effects of future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so; business growth outpacing the capabilities of our infrastructure; adverse weather conditions in oil or gas producing regions; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation; the incurrence of significant costs and liabilities resulting from our failure to comply, or our compliance with, new or existing environmental regulations or an accidental release of hazardous substances into the environment; the loss of, or inability to attract, key management personnel; a shortage of qualified workers; the loss of, or interruption or delay in operations by, one or more of our key suppliers; operating hazards inherent in our industry, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; accidental damage to or malfunction of equipment; uncertainty regarding our ability to improve our operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy and other risks and uncertainties related to our emergence from bankruptcy; our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan; and our ability to comply with covenants under our new credit facility.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of net income (loss) to Adjusted EBITDA, please see the tables at the end of this press release.

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

Revenue	$314,194	$243,822	$269,615

Costs and expenses:
Direct costs	261,743	238,877	261,766
Selling, general and administrative expenses	62,092	47,062	62,039
Research and development	1,217	1,758	2,377
Depreciation and amortization	31,606	52,883	58,953
Impairment expense	—	5,988	381,694
(Gain) loss on disposal of assets	(6,056)	(1,144)	3,202

Operating income (loss)	(36,408)	(101,602)	(500,416)

Other income (expense):
Interest expense, net	(691)	(1,908)	(25,468)
Other income (expense), net	1,562	(2,895)	3,324

Total other income (expense)	871	(4,803)	(22,144)

Income (loss) before reorganization items and income taxes	(35,537)	(106,405)	(522,560)

Reorganization items	—	14,453	—
Income tax (benefit) expense	(3,236)	(2,487)	(94,148)

Net income (loss)	$(32,301)	$(118,371)	$(428,412)

Net income (loss) per common share:
Basic	$(0.58)	$(1.00)	$(3.65)

Diluted	$(0.58)	$(1.00)	$(3.65)

Weighted average common shares outstanding:
Basic	55,557	118,629	117,533

Diluted	55,557	118,629	117,533

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	Successor	Predecessor
	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$115,118	$64,583
Accounts receivable, net of allowance of $592 at March 31, 2017 and $2,951 at December 31, 2016	231,179	137,084
Inventories, net	55,486	54,471
Prepaid and other current assets	35,079	37,611
Deferred tax assets	—	6,020

Total current assets	436,862	299,769
Property, plant and equipment, net of accumulated depreciation of $30,615 at March 31, 2017 and $683,189 at December 31, 2016	571,820	950,811
Other assets:
Intangible assets, net	55,558	76,057
Deferred financing costs	2,301	—
Other noncurrent assets	32,461	35,045

Total assets	$1,099,002	$1,361,682

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$93,527	$74,382
Payroll and related costs	20,133	17,991
Accrued expenses	51,440	60,363
DIP Facility	—	25,000
Other current liabilities	1,537	2,980

Total current liabilities	166,637	180,716
Deferred tax liabilities	4,607	15,613
Other long-term liabilities	21,798	18,577

Total liabilities not subject to compromise	193,042	214,906
Liabilities subject to compromise	—	1,445,346
Commitments and contingencies
Stockholders’ equity:
Predecessor common shares, par value of $0.01, 750,000,000 shares authorized, 119,529,942 issued and outstanding at December 31, 2016	—	1,195
Predecessor additional paid-in capital	—	1,009,426
Predecessor accumulated other comprehensive loss	—	(2,600)
Successor common stock, par value of $0.01, 1,000,000,000 shares authorized, 56,220,626 issued and outstanding at March 31, 2017	562	—
Successor additional paid-in capital	938,411	—
Successor accumulated other comprehensive loss	(712)	—
Retained deficit	(32,301)	(1,306,591)

Total stockholders’ equity (deficit)	905,960	(298,570)

Total liabilities and stockholders’ equity (deficit)	$1,099,002	$1,361,682

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Cash flows from operating activities:
Net income (loss)	$(32,301)	$(428,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,606	58,953
Impairment expense	—	381,694
Inventory write-down	—	1,267
Deferred income taxes	—	(94,148)
Provision for doubtful accounts, net of write-offs	576	508
Equity in earnings from unconsolidated affiliate	182	156
(Gain) loss on disposal of assets	(6,056)	3,202
Share-based compensation expense	16,882	11,923
Amortization of deferred financing costs	153	2,279
Accretion of original issue discount	—	2,079
Changes in operating assets and liabilities:
Accounts receivable	(94,514)	96,247
Inventory	(5,006)	817
Prepaid and other current assets	5,675	6,119
Accounts payable	11,646	(70,004)
Payroll and related costs and accrued expenses	(3,715)	(6,701)
Income taxes payable	(2,694)	5,556
Other	(336)	(1,106)

Net cash used in operating activities	(77,902)	(29,571)
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(11,585)	(18,667)
Proceeds from disposal of property, plant and equipment	1,502	12,009
Proceeds from divestiture of non-core service lines	26,698	—

Net cash provided by (used in) investing activities	16,615	(6,658)
Cash flows from financing activities:
Proceeds from revolving debt	—	174,000
Payments on revolving debt	—	(8,000)
Payments on term loans	—	(2,650)
Payments of capital lease obligations	—	(810)
Financing costs	(206)	—
Employee tax withholding on restricted stock vesting	(3,773)	(315)
Excess tax expense from share-based compensation	—	(5,592)

Net cash provided by (used in) financing activities	(3,979)	156,633

Effect of exchange rate changes on cash	(858)	(2,769)

Net increase (decrease) in cash and cash equivalents	(66,124)	117,635
Cash and cash equivalents, beginning of period	181,242	25,900

Cash and cash equivalents, end of period	$115,118	$143,535

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

Net loss	$(32,301)	$(118,371)	$(428,412)
Interest expense, net	691	1,908	25,468
Income tax benefit (expense)	(3,236)	(2,487)	(94,148)
Depreciation and amortization	31,606	52,883	58,953
Other income (expense), net	(1,562)	2,895	(3,324)
Gain (loss) on disposal of assets	(6,056)	(1,144)	3,202
Impairment expense	—	5,988	381,694
Acquisition-related costs	—	1,985	3,689
Severance, facility closures and other	—	1,679	10,545
Customer settlement/bad debt write-off	—	—	1,468
Other	(216)	6,690	—
Reorganization costs	—	14,453	—
Inventory write-down	—	21,951	1,267
Share-based compensation expense acceleration	15,658	—	7,792

Adjusted EBITDA	$4,584	$(11,570)	$(31,806)

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2017 (Successor)
	Completion Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$10,596	$(7,333)	$(35,564)	$(32,301)
Interest expense, net	155	(26)	562	691
Income tax (benefit) expense	—	—	(3,236)	(3,236)
Depreciation and amortization	16,647	13,902	1,057	31,606
Other (income) expense, net	369	(1,719)	(212)	(1,562)
(Gain) loss on disposal of assets	(6,214)	36	122	(6,056)
Other	36	14	(266)	(216)
Share-based compensation acceleration	—	—	15,658	15,658

Adjusted EBITDA	$21,589	$4,874	$(21,879)	$4,584

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2016 (Predecessor)
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net loss	$(39,385)	$(16,851)	$(22,464)	$(39,671)	$(118,371)
Interest expense, net	208	—	—	1,700	1,908
Income tax (benefit) expense	—	—	—	(2,487)	(2,487)
Depreciation and amortization	31,981	20,969	430	(497)	52,883
Other (income) expense, net	(63)	887	2,463	(392)	2,895
(Gain) loss on disposal of assets	(1,323)	(1,866)	—	2,045	(1,144)
Impairment expense	5,134	—	854	—	5,988
Severance, facility closures and other	562	100	375	642	1,679
Acquisition-related costs	—	—	—	1,985	1,985
Inventory write-down	4,207	516	17,228	—	21,951
Debt restructuring costs	—	—	—	6,690	6,690
Reorganization items	—	—	—	14,453	14,453

Adjusted EBITDA	$1,321	$3,755	$(1,114)	$(15,532)	$(11,570)

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2016 (Predecessor)
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net income (loss)	$(117,528)	$(336,901)	$(5,737)	$31,754	$(428,412)
Interest expense, net	80	(53)	—	25,441	25,468
Income tax (benefit) expense	—	—	—	(94,148)	(94,148)
Depreciation and amortization	35,628	22,000	741	584	58,953
Impairment expense	60,558	320,588	548	—	381,694
Other (income) expense, net	—	(2,506)	168	(986)	(3,324)
(Gain) loss on disposal of assets	14	(1,795)	—	4,983	3,202
Acquisition-related costs	73	—	20	3,596	3,689
Severance, facility closures and other	2,519	3,086	2,234	2,706	10,545
Customer settlement/bad debt write-off	125	1,343	—	—	1,468
Inventory write-down	916	—	351	—	1,267
Share-based compensation expense acceleration	—	—	—	7,792	7,792

Adjusted EBITDA	$(17,615)	$5,762	$(1,675)	$(18,278)	$(31,806)